Exhibit 99.1

TOR Minerals International Announces

Ti02 Price Increase

CORPUS CHRISTI, Texas, October 19, 2005 -- TOR Minerals International (Nasdaq:TORM) producer of natural titanium dioxide pigments and specialty aluminas announced today that effective October 15th, prices for HITOX® and HITOX ULX TiO2 products increased by $0.04 per pound.

This price increase follows a $0.05 per pound increase that was implemented during the first quarter of 2005 and reflects favorable supply and demand trends in the TiO2 industry.

Based in Corpus Christi, Texas, TOR Minerals is an international manufacturer of specialty mineral products for high performance applications with plants and regional offices located in the United States, Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties.  There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

Contact for Further Information:

David Mossberg

Beacon Street Group, LLC

(817) 310-0051